CARMAX REPORTS THIRD QUARTER FISCAL 2022 RESULTS

Richmond, Va., December 22, 2021 – CarMax, Inc. (NYSE:KMX), the nation’s largest and most profitable retailer of used cars, today reported results for the third quarter ended November 30, 2021.

Highlights:

•Record net revenues of $8.5 billion, up 64.5% compared with the prior year third quarter.

•Net earnings per diluted share of $1.63, up 14.8% from a then-record $1.42 per diluted share a year ago.
◦Net earnings per diluted share for the current year’s quarter included a one-time benefit of $0.10 in connection with the receipt of settlement proceeds in a class action lawsuit.

•Sold 415,054 units through our combined retail and wholesale channels, up 29.3% from the prior year quarter, primarily driven by solid execution, the growing demand for our online offerings, ramping inventory and staffing levels, and the continued success of vehicle sourcing directly from consumers.
◦Retail used unit sales increased 16.9% to a third quarter record of 227,424 vehicles, and comparable store used unit sales increased 15.8%.
◦Wholesale units increased 48.5% to 187,630 vehicles, also a third quarter record.

•Bought 383,215 vehicles from consumers in the third quarter, a 91% increase versus the prior year quarter. Approximately 194,000 of these vehicles were purchased through our nationwide online instant appraisal offerings.

•Gross profit per retail used unit of $2,235 and gross profit per wholesale unit of $1,131, representing increases of $84 and $225 per unit, respectively, versus last year’s third quarter.

•CarMax Auto Finance (CAF) income decreased 5.9% to $166.0 million, as last year’s third quarter benefited from a significantly reduced loan loss provision. Improvements in CAF’s net interest margin and robust growth in average managed receivables in the current year’s quarter largely offset the effect of this year’s more normalized provision.

CEO Commentary:

“Our solid execution, customer-centric omni-channel strategy, and macro factors are driving strong performance across our diversified businesses,” said Bill Nash, president and chief executive officer. “Our top line momentum continued into this quarter and we achieved record levels of third quarter unit sales in both retail and wholesale, generating all-time record revenues. We also bought more cars from customers than ever before. We are excited about the opportunities ahead of us and believe that by delivering the most customer-centric experience in the industry, we will enable sustainable growth and create meaningful long-term shareholder value.”

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CarMax, Inc.

Third Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 415,054, an increase of 29.3% from the prior year’s third quarter. Online retail sales(1) accounted for 9% of retail unit sales, compared with 5% in the third quarter of last year. Revenue from online transactions(2), including retail and wholesale unit sales, was $2.5 billion, or approximately 30% of net revenues, compared with 20% of net revenues in last year’s third quarter.

Total retail used vehicle unit sales increased 16.9% to 227,424 and comparable store used unit sales increased 15.8% from the prior year’s third quarter. We believe several factors contributed to our comparable store sales growth, including solid execution, the growing demand for our online offerings, ramping inventory and staffing levels, and the continued success of vehicle sourcing directly from consumers. Total retail used vehicle revenues increased 52.9% compared with the prior year’s third quarter due to an increase in the average retail selling price, which rose nearly $6,600 per unit, or 30.8%, together with the growth in retail used units sold. The increase in average retail selling price largely reflected higher vehicle acquisition costs resulting from strong wholesale industry valuations.

Total wholesale vehicle unit sales increased 48.5% to 187,630 compared with the prior year’s third quarter. Wholesale sales benefited from the large increase in appraisal volume associated with our online appraisal offerings and a record third quarter buy rate. Total wholesale revenues increased 132.1% compared with the prior year’s third quarter due to the average wholesale selling price rising by more than $3,600 per unit, or 58.4%, together with the increase in wholesale units sold.

Other sales and revenues rose 15.7% compared with the third quarter of fiscal 2021, representing an increase of $23.1 million. The increase was largely driven by the consolidation of Edmunds earlier this fiscal year, as well as an improvement in net third-party finance fees due to favorability from our renegotiated fee agreements and lower Tier 3 originations. The increase was partially offset by the effect of the divestiture of our remaining new car franchises since last year’s third quarter.

Gross Profit. Total gross profit increased to $836.6 million, up 32.5% versus last year’s third quarter. Retail used vehicle gross profit rose 21.4%, reflecting the increase in retail used unit sales and an improvement in the related gross profit per unit, which rose $84 to $2,235.

Wholesale vehicle gross profit increased 85.5% versus the prior year’s quarter, reflecting both the growth in unit volume and an increase in the related gross profit per unit, which rose $225 to $1,131.

Other gross profit increased 17.9% largely reflecting the consolidation of Edmunds and the improvement in net third-party finance fees. This increase was partially offset by a reduction in service department margins resulting from our efforts to support our higher level of retail unit sales, which primarily included growing technician staffing, as well as shifting retail service capacity to support vehicle reconditioning. In addition, extended protection plan (EPP) profits rose 4.8%, as the benefit of our retail unit volume growth was largely offset by an unfavorable year-over-year change in cancellation reserves.

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SG&A. Compared with the third quarter of fiscal 2021, SG&A expenses increased 33.7% to $575.9 million. Contributing factors included increases in staffing and sales-related compensation in the face of strong demand; continued spending on our technology platforms and strategic initiatives to support increased consumer demand for our digital experiences; an increase in share-based compensation largely reflecting changes in the company’s share price; the consolidation of Edmunds; and planned increases in advertising expense. In addition, the current year’s third quarter also included a one-time pretax benefit of $22.6 million from the receipt of settlement proceeds in a class action lawsuit.

SG&A as a percent of gross profit was 68.8%, versus 68.2% in the prior year’s third quarter. For the first nine months of fiscal 2022, SG&A as a percent of gross profit was 66.1% versus 68.9% in the prior year period.

CarMax Auto Finance.(3) CAF income decreased 5.9% to $166.0 million, primarily reflecting an increase in the provision for loan losses to $76.2 million in the current year’s third quarter compared with $8.2 million in the prior year’s third quarter. In the prior year’s third quarter, the provision for loan losses benefited from the continued reduction in the reserve that was established at the start of the COVID pandemic. Improvements in CAF’s net interest margin and the growth in average managed receivables largely offset the effect of the higher loan loss provision.

As of November 30, 2021, the allowance for loan losses was 2.75% of ending managed receivables, up from 2.66% as of August 31, 2021. The current quarter’s provision for loan losses largely reflected the expected lifetime losses on loans originated in the current quarter, but also included a 6 basis point adjustment for added Tier 2 and Tier 3 originations. The adjustment was primarily driven by the implementation of our Tier 2 origination test. Any future changes to the Tier 2 test will carefully consider the broader lending environment along with the sustainability of the change.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, improved to 7.2% of average managed receivables from 6.3% in the prior year’s third quarter, primarily due to lower funding costs. After the effect of 3-day payoffs, CAF financed 42.2% of units sold in the current quarter, compared with a historically high 45.7% in the prior year’s third quarter. In addition, we estimate the conversion of CAF’s auto loan servicing system during the current year’s quarter reduced CAF income by approximately $5 million for conversion-related costs.

Share Repurchase Activity. During the third quarter of fiscal 2022, we repurchased 0.9 million shares of common stock for $115.3 million pursuant to our share repurchase program. As of November 30, 2021, we had $876.2 million remaining available for repurchase under the outstanding authorization.

Store Openings. During the third quarter of fiscal 2022, we opened one new location. For the full fiscal year, we plan to open a total of ten new locations, including four new locations expected to open in the fourth quarter.

(1)    An online retail unit sale is defined as a sale where the customer completes all four of these major transactional activities remotely: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating a remote sales order.
(2)    Revenue from online transactions is defined as revenue from retail sales that qualify for an online retail sale, as well as any EPP and third-party finance contribution, wholesale sales where the winning bid was an online bid, and all revenue earned by Edmunds.
(3)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2021	2020	Change	2021	2020	Change
Used vehicle sales	$6,435.6	$4,209.7	52.9%	$18,697.3	$11,385.2	64.2%
Wholesale vehicle sales	1,922.3	828.4	132.1%	4,998.2	1,990.3	151.1%
Other sales and revenues:
Extended protection plan revenues	106.6	101.7	4.8%	353.8	294.5	20.2%
Third-party finance fees, net	1.6	(10.6)	114.7%	(0.3)	(36.7)	99.3%
Advertising & subscription revenues (1)	33.3	—	100.0%	67.9	—	100.0%
Other	28.4	55.7	(49.0)%	96.8	152.6	(36.6)%
Total other sales and revenues	169.9	146.8	15.7%	518.2	410.4	26.3%
Total net sales and operating revenues	$8,527.8	$5,184.9	64.5%	$24,213.7	$13,785.9	75.6%

(1)    Excludes intersegment revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended November 30			Nine Months Ended November 30
	2021	2020	Change	2021	2020	Change
Used vehicles	227,424	194,576	16.9%	730,020	546,934	33.5%
Wholesale vehicles	187,630	126,317	48.5%	557,117	322,592	72.7%

Average Selling Prices

	Three Months Ended November 30			Nine Months Ended November 30
	2021	2020	Change	2021	2020	Change
Used vehicles	$27,995	$21,402	30.8%	$25,380	$20,581	23.3%
Wholesale vehicles	$9,890	$6,245	58.4%	$8,634	$5,877	46.9%

Vehicle Sales Changes

	Three Months Ended November 30		Nine Months Ended November 30
	2021	2020	2021	2020
Used vehicle units	16.9%	1.0%	33.5%	(12.6)%
Used vehicle revenues	52.9%	4.5%	64.2%	(11.9)%

Wholesale vehicle units	48.5%	10.8%	72.7%	(10.7)%
Wholesale vehicle revenues	132.1%	35.6%	151.1%	2.0%

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CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended November 30		Nine Months Ended November 30
	2021	2020	2021	2020
Used vehicle units	15.8%	(0.8)%	32.5%	(14.8)%
Used vehicle revenues	51.4%	2.5%	63.4%	(14.1)%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended November 30		Nine Months Ended November 30
	2021	2020	2021	2020
CAF (2)	46.1%	48.9%	46.6%	45.0%
Tier 2 (3)	22.2%	19.5%	22.2%	22.8%
Tier 3 (4)	6.5%	9.7%	8.0%	11.5%
Other (5)	25.2%	21.9%	23.2%	20.7%
Total	100.0%	100.0%	100.0%	100.0%

(1)     Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 3 loan originations, which represent less than 1% of total used units sold.
(3)     Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)     Third-party finance providers to whom we pay a fee.
(5)     Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended November 30				Nine Months Ended November 30
(In millions)	2021	% (1)	2020	% (1)	2021	% (1)	2020	% (1)
Net sales and operating revenues	$8,527.8	100.0	$5,184.9	100.0	$24,213.7	100.0	$13,785.9	100.0
Gross profit	$836.6	9.8	$631.4	12.2	$2,576.6	10.6	$1,737.8	12.6
CarMax Auto Finance income	$166.0	1.9	$176.4	3.4	$607.7	2.5	$374.6	2.7
Selling, general, and administrative expenses	$575.9	6.8	$430.8	8.3	$1,704.3	7.0	$1,197.6	8.7
Interest expense	$24.3	0.3	$19.5	0.4	$67.2	0.3	$65.9	0.5
Earnings before income taxes	$356.0	4.2	$310.5	6.0	$1,291.1	5.3	$703.0	5.1
Net earnings	$269.4	3.2	$235.3	4.5	$991.5	4.1	$537.0	3.9

(1)Calculated as a percentage of net sales and operating revenues.

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CarMax, Inc.

Gross Profit (1)

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2021	2020	Change	2021	2020	Change
Used vehicle gross profit	$508.4	$418.6	21.4%	$1,611.9	$1,161.3	38.8%
Wholesale vehicle gross profit	212.2	114.4	85.5%	587.0	320.7	83.0%
Other gross profit	116.0	98.4	17.9%	377.7	255.8	47.7%
Total	$836.6	$631.4	32.5%	$2,576.6	$1,737.8	48.3%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended November 30				Nine Months Ended November 30
	2021		2020		2021		2020
	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit	$2,235	7.9	$2,151	9.9	$2,208	8.6	$2,123	10.2
Wholesale vehicle gross profit	$1,131	11.0	$906	13.8	$1,054	11.7	$994	16.1
Other gross profit	$510	68.3	$506	67.0	$517	72.9	$468	62.3
Total gross profit	$3,678	9.8	$3,245	12.2	$3,529	10.6	$3,177	12.6

(1)    Amounts are net of intercompany eliminations. Those eliminations had the effect of increasing used vehicle gross profit per unit and wholesale vehicle gross profit per unit and decreasing other gross profit per unit by immaterial amounts.
(2)    Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1) (2)

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2021	2020	Change	2021	2020	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$308.3	$230.8	33.6%	$891.8	$661.3	34.9%
Share-based compensation expense	33.3	10.7	210.7%	100.5	68.7	46.3%
Total compensation and benefits (3)	$341.6	$241.5	41.4%	$992.3	$730.0	35.9%
Occupancy costs	59.3	53.8	10.3%	165.0	152.4	8.3%
Advertising expense	76.1	58.8	29.4%	233.6	143.8	62.5%
Other overhead costs (4)	98.9	76.7	29.1%	313.4	171.4	82.8%
Total SG&A expenses	$575.9	$430.8	33.7%	$1,704.3	$1,197.6	42.3%
SG&A as % of gross profit	68.8%	68.2%	0.6%	66.1%	68.9%	(2.8)%

(1)    Depreciation and amortization previously included in SG&A expenses is now separately presented and is excluded from this table. Prior period amounts have been reclassified to conform to the current period’s presentation.
(2)    Amounts are net of intercompany eliminations.
(3)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(4)    Includes IT expenses, non-CAF bad debt, insurance, preopening and relocation costs, charitable contributions, travel and other administrative expenses.

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CarMax, Inc.

Components of CAF Income and Other CAF Information

	Three Months Ended November 30				Nine Months Ended November 30
(In millions)	2021	% (1)	2020	% (1)	2021	% (1)	2020	% (1)
Interest margin:
Interest and fee income	$330.0	8.6	$288.5	8.5	$964.4	8.7	$851.1	8.5
Interest expense	(53.6)	(1.4)	(77.1)	(2.3)	(180.0)	(1.6)	(243.0)	(2.4)
Total interest margin	276.4	7.2	211.4	6.3	784.4	7.1	608.1	6.1
Provision for loan losses	(76.2)	(2.0)	(8.2)	(0.2)	(87.3)	(0.8)	(156.1)	(1.6)
Total interest margin after provision for loan losses	200.2	5.2	203.2	6.0	697.1	6.3	452.0	4.5

Total other expense	—	—	—	—	—	—	(2.2)	—

Total direct expenses	(34.3)	(0.9)	(26.8)	(0.8)	(89.4)	(0.8)	(75.2)	(0.7)
CarMax Auto Finance income	$166.0	4.3	$176.4	5.2	$607.7	5.5	$374.6	3.7

Total average managed receivables	$15,288.8		$13,517.5		$14,706.9		$13,381.6
Net loans originated	$2,420.3		$1,824.9		$7,276.1		$4,607.8
Net penetration rate	42.2%		45.7%		43.0%		42.1%
Weighted average contract rate	8.3%		8.6%		8.6%		8.4%

Ending allowance for loan losses	$426.5		$431.6		$426.5		$431.6

Warehouse facility information:
Ending funded receivables	$3,155.9		$2,308.0		$3,155.9		$2,308.0
Ending unused capacity	$1,669.1		$1,217.0		$1,669.1		$1,217.0

(1)Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended November 30			Nine Months Ended November 30
(In millions except per share data)	2021	2020	Change	2021	2020	Change
Net earnings	$269.4	$235.3	14.5%	$991.5	$537.0	84.6%
Diluted weighted average shares outstanding	164.9	165.8	(0.5)%	165.6	165.0	0.4%
Net earnings per diluted share	$1.63	$1.42	14.8%	$5.99	$3.25	84.3%

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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, December 22, 2021. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 8992460. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through April 11, 2022, or via telephone (for approximately one week) by dialing 1-855-859-2056 (or 1-404-537-3406 for international access) and entering the conference ID 8992460.

Fourth Quarter Fiscal 2022 Earnings Release Date

We currently plan to release results for the fourth quarter ending February 28, 2022, on Tuesday, April 12, 2022, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in March 2022.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. CarMax also provides a variety of vehicle delivery methods, including home delivery, express pickup and appointments in its stores. During the fiscal year ending February 28, 2021, CarMax sold more than 750,000 used vehicles and more than 425,000 wholesale vehicles at its in-store and virtual auctions. In addition, CarMax Auto Finance originated more than $6 billion in receivables during fiscal year 2021, adding to its nearly $14 billion portfolio. CarMax has more than 220 stores, approximately 27,000 Associates, and is proud to have been recognized for 17 consecutive years as one of the Fortune 100 Best Companies to Work For®. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, inventory, market share, revenue, margins, expenses, liquidity, loan originations, capital expenditures, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
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•The effect and consequences of the Coronavirus public health crisis on matters including U.S. and local economies; our business operations and continuity; the availability of corporate and consumer financing; the health and productivity of our associates; the ability of third-party providers to continue uninterrupted service; and the regulatory environment in which we operate.
•Changes in general or regional U.S. economic conditions.
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Our inability to realize the benefits associated with our omni-channel initiatives.
•Our inability to realize the expected benefits of strategic transactions, including our acquisition of Edmunds.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•Significant changes in prices of new and used vehicles.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•Factors related to the regulatory and legislative environment in which we operate.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•The failure of or inability to sufficiently enhance key information systems.
•The performance of the third-party vendors we rely on for key components of our business.
•The effect of various litigation matters.
•Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•The failure or inability to realize the benefits associated with our strategic investments.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The volatility in the market price for our common stock.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2021, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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CarMax, Inc.

Contacts:

Investors:
    David Lowenstein, Assistant Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended November 30				Nine Months Ended November 30
(In thousands except per share data)	2021	% (1)	2020	% (1)	2021	% (1)	2020	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$6,435,590	75.5	$4,209,748	81.2	$18,697,300	77.2	$11,385,183	82.6
Wholesale vehicle sales	1,922,283	22.5	828,362	16.0	4,998,212	20.6	1,990,296	14.4
Other sales and revenues	169,886	2.0	146,834	2.8	518,205	2.1	410,413	3.0
NET SALES AND OPERATING REVENUES	8,527,759	100.0	5,184,944	100.0	24,213,717	100.0	13,785,892	100.0
COST OF SALES:
Used vehicle cost of sales	5,927,237	69.5	3,791,134	73.1	17,085,416	70.6	10,223,875	74.2
Wholesale vehicle cost of sales	1,710,103	20.1	713,961	13.8	4,411,175	18.2	1,669,595	12.1
Other cost of sales	53,859	0.6	48,419	0.9	140,573	0.6	154,666	1.1
TOTAL COST OF SALES	7,691,199	90.2	4,553,514	87.8	21,637,164	89.4	12,048,136	87.4
GROSS PROFIT	836,560	9.8	631,430	12.2	2,576,553	10.6	1,737,756	12.6
CARMAX AUTO FINANCE INCOME	165,968	1.9	176,445	3.4	607,732	2.5	374,590	2.7
Selling, general, and administrative expenses	575,930	6.8	430,781	8.3	1,704,285	7.0	1,197,595	8.7
Depreciation and amortization (2)	54,428	0.6	48,016	0.9	157,107	0.6	145,126	1.1
Interest expense	24,303	0.3	19,462	0.4	67,247	0.3	65,889	0.5
Other (income) expense	(8,094)	(0.1)	(887)	—	(35,453)	(0.1)	728	—
Earnings before income taxes	355,961	4.2	310,503	6.0	1,291,099	5.3	703,008	5.1
Income tax provision	86,523	1.0	75,203	1.5	299,638	1.2	166,034	1.2
NET EARNINGS	$269,438	3.2	$235,300	4.5	$991,461	4.1	$536,974	3.9
WEIGHTED AVERAGE COMMON SHARES:
Basic	162,006		163,732		162,710		163,278
Diluted	164,873		165,773		165,606		164,976
NET EARNINGS PER SHARE:
Basic	$1.66		$1.44		$6.09		$3.29
Diluted	$1.63		$1.42		$5.99		$3.25

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.
(2)     Depreciation and amortization previously included in Selling, general, and administrative expenses is now separately presented. Prior period amounts have been reclassified to conform to the current period’s presentation.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	November 30	February 28	November 30
(In thousands except share data)	2021	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$62,598	$132,319	$236,643
Restricted cash from collections on auto loans receivable	552,487	496,415	492,610
Accounts receivable, net	563,135	239,070	168,979
Inventory	4,659,460	3,157,159	2,780,205
Other current assets	117,390	91,833	58,660
TOTAL CURRENT ASSETS	5,955,070	4,116,796	3,737,097
Auto loans receivable, net	15,167,170	13,489,819	13,267,364
Property and equipment, net	3,175,577	3,055,563	3,043,345
Deferred income taxes	134,382	164,261	159,209
Operating lease assets	543,645	431,652	439,074
Goodwill	141,258	653	8,676
Other assets	458,117	282,797	278,083
TOTAL ASSETS	$25,575,219	$21,541,541	$20,932,848

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$936,556	$799,333	$570,174
Accrued expenses and other current liabilities	530,592	415,465	372,429
Accrued income taxes	518	218	18,322
Current portion of operating lease liabilities	43,151	30,953	30,726
Short-term debt	—	—	1,008
Current portion of long-term debt	10,889	9,927	10,228
Current portion of non-recourse notes payable	535,146	442,652	434,900
TOTAL CURRENT LIABILITIES	2,056,852	1,698,548	1,437,787
Long-term debt, excluding current portion	2,602,598	1,322,415	1,319,496
Non-recourse notes payable, excluding current portion	14,856,266	13,297,504	13,161,504
Operating lease liabilities, excluding current portion	529,821	423,618	431,068
Other liabilities	419,886	434,843	454,517
TOTAL LIABILITIES	20,465,423	17,176,928	16,804,372

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 161,871,923 and 163,172,333 shares issued and outstanding as of November 30, 2021 and February 28, 2021, respectively	80,936	81,586	81,517
Capital in excess of par value	1,672,728	1,513,821	1,462,130
Accumulated other comprehensive loss	(100,301)	(118,691)	(152,924)
Retained earnings	3,456,433	2,887,897	2,737,753
TOTAL SHAREHOLDERS’ EQUITY	5,109,796	4,364,613	4,128,476
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$25,575,219	$21,541,541	$20,932,848

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended November 30
(In thousands)	2021	2020
OPERATING ACTIVITIES:
Net earnings	$991,461	$536,974
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	200,819	180,495
Share-based compensation expense	108,962	73,946
Provision for loan losses	87,342	156,147
Provision for cancellation reserves	91,607	53,511
Deferred income tax provision (benefit)	19,564	(19,529)
Other	(26,808)	5,966
Net (increase) decrease in:
Accounts receivable, net	(290,346)	22,111
Inventory	(1,502,323)	66,211
Other current assets	(13,615)	29,478
Auto loans receivable, net	(1,764,693)	(73,827)
Other assets	(18,309)	(8,151)
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	170,474	(124,092)
Other liabilities	(136,780)	(30,854)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(2,082,645)	868,386
INVESTING ACTIVITIES:
Capital expenditures	(226,903)	(123,952)
Proceeds from disposal of property and equipment	260	1,846
Proceeds from sale of business	12,284	—
Purchases of investments	(13,676)	(2,709)
Sales and returns of investments	36,915	2,739
Business acquisition, net of cash acquired	(241,563)	—
NET CASH USED IN INVESTING ACTIVITIES	(432,683)	(122,076)
FINANCING ACTIVITIES:
Increase in short-term debt, net	—	968
Proceeds from issuances of long-term debt	5,804,200	1,562,300
Payments on long-term debt	(4,524,973)	(2,022,586)
Cash paid for debt issuance costs	(14,473)	(12,797)
Payments on finance lease obligations	(8,822)	(4,871)
Issuances of non-recourse notes payable	11,217,298	7,947,313
Payments on non-recourse notes payable	(9,565,649)	(7,940,254)
Repurchase and retirement of common stock	(475,950)	(158,625)
Equity issuances	76,310	94,295
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	2,507,941	(534,257)
(Decrease) increase in cash, cash equivalents, and restricted cash	(7,387)	212,053
Cash, cash equivalents, and restricted cash at beginning of year	771,947	656,390
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$764,560	$868,443

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